Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, EVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports an 82% Increase in Income from Continuing Operations and a 46% Increase in Net Income in Second Quarter 2005

Net Interest Income up 39%

Core Loans Increased 27% to $578 Million at June 30, 2005

Versus $455 Million at June 30, 2004

COSTA MESA, Calif., July 24, 2005 (BUSINESS WIRE) — Pacific Mercantile Bancorp (Nasdaq: PMBC) today reported its results of operations for the second quarter and six months ended June 30, 2005. As previously announced, in the second quarter this year, the Company decided to discontinue its wholesale mortgage lending business and to focus its capital and other resources on the growth of its commercial banking business. As a result, its commercial banking and retail brokerage businesses comprises its continuing operations, while its wholesale mortgage lending business has been classified as discontinued operations.

Overview

In the second quarter ended June 30, 2005, income from continuing operations increased by $681,000, or 82%, to $1.5 million, or $0.14 per diluted share, from $828,000, or $0.08 per diluted share in the same quarter last year. Discontinued operations, on the other hand, incurred a loss of $133,000, or $0.01 per diluted share, in the second quarter of 2005; whereas discontinued operations generated income of $112,000, or $0.01 per diluted share in the same quarter of 2004. As a result, net income in the second quarter of 2005 increased by 46% to $1.4 million, or $0.13 per diluted share, from $940,000, or $0.09 per diluted share in the second quarter last year.

For the six months ended June 30, 2005, income from continuing operations grew by $1.3 million, or 85%, to $2.9 million, or $0.27 per diluted share, from $1.6 million, or $0.14 per diluted share, in the first six months of 2004. Discontinued operations sustained a loss of $290,000, or $0.03 per diluted share, in the six months ended June 30, 2005 as compared to income of $158,000, or $0.02 per diluted share in the same six months of 2004. As a result, net earnings grew by $880,000, or 51%, to $2.6 million or, $0.24 per diluted share, in the six months ended June 30, 2005 from $1.7 million, or $0.16 per diluted share, in the same six months of 2004.

The increases in income from continuing operations in the quarter and six months ended June 30, 2005 were primarily attributable to increases in net interest income of $1.9 million, or 39%, and $3.3 million, or 33%, respectively, which more than offset increases in noninterest expense during those same three and six month periods of $963,000, or 26%, and $1.4, or 19%, respectively. The increases in net interest income were primarily due to a combination of favorable factors, including increases in the interest earned on loans due to a $123 million, or 27%, increase in core net loans (which excludes loans held for sale) to $578 million at June 30, 2005 from $455 million at June 30, 2004 and an increase in the market rates of interest, and a favorable change in the mix of deposits to a higher proportion of no-cost demand deposits. The increases in noninterest expense were primarily attributable to expenses incurred as a result of the growth of our Long Beach, California Financial Center, which opened in September 2004, and the opening in the second quarter this year of our full-service Inland Empire Financial Center, in Ontario California, which is our eighth full service banking and financial center and first in the Inland Empire.

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PMBC

July 24, 2005

The losses from discontinued operations in the quarter and six months ended June 30, 2005 were due primarily to a reduction in mortgage lending revenues as a result of, and expenses incurred in connection with, the discontinuance of our wholesale mortgage lending business.

“The Pacific Mercantile family is very encouraged by the continuing economic expansion of commercial and industrial businesses in Southern California” stated Raymond E. Dellerba, President and CEO. “We look forward to expanding our commercial banking centers and business to support and service this growth in our Southern California markets.”

“The additional capital we raised in December 2003, has enabled us to expand our banking franchise, with the opening in September 2004 of our Long Beach Financial Center and our expansion into the Inland Empire, one of the fastest growing regions in the United States, with the opening, in June 2005, of a full-service banking and financial center in Ontario, California, within close proximity to the Ontario Regional Airport” added Mr. Dellerba.

Results of Continuing Operations

Net Interest Income. Net interest income, a primary measure of bank profitability increased by $1.9 million, or 39%, to $6.9 million in the second quarter of 2005 from $4.9 million in the second quarter a year ago. In the six months ended June 30, 2005, net interest income, after the provision for loan losses, increased by $3.3 million, or 33%, to $13.2 million from $9.9 million in the same six months of 2004. Net interest margin also improved, to 3.35% in the quarter ended June 30, 2005 as compared to 2.81% in the same quarter of 2004, and to 3.31% in the six months ended June 30, 2005 from 2.90% in the same six months of 2004. These increases in net interest income and the improvements in net interest margin were due primarily to a combination of factors, including (i)increases in interest earned on loans as a result of the increase in core loan volume during the 12 months ended June 30, 2005 and, to a lesser extent, an increase in prevailing market rates of interest to which the interest rates on our loans are tied, and (ii)a favorable change in the mix of deposits to a higher proportion of no-cost demand deposits, which had the effect of partially offsetting the increase in interest expense attributable to the overall increase in total interest bearing deposits and increases in interest rates.

Noninterest Income. Noninterest income increased by $129,000, or 33%, to $517,000 in the second quarter of 2005, from $388,000 for the same period in 2004, primarily as a result of increases in service charges and fees and increases in other items of noninterest income such as commissions earned on brokerage services. In the six months ended June 30, 2005, noninterest income declined by $165,000, or 15%, to $910,000 from $1.1 million in the like period of 2004, due primarily to the fact that noninterest income in the six months ended June 30, 2004 included $369,000 of gains from sales of securities; whereas there were no sales of, and hence no gains from, sales of securities in the six months ended June 30, 2005.

Noninterest Expense. Noninterest expense increased by $963,000, or 27%, to $4.6 million in the quarter ended June 30, 2005 from approximately $3.6 million in the same quarter of 2004. In the six months ended June 30, 2005, noninterest expense increased by $1.4 million, or 19%, to $8.8 million from $7.4 million in the same six month period of 2004. The increases in noninterest expense were primarily the result of expenses attributable to the September 2004 opening of, and the subsequent growth of our commercial banking business at, our Long Beach Financial Center and the opening of our new Ontario Financial Center in June of 2005.

Notwithstanding these increases in noninterest expense, our efficiency ratio (operating expenses as a percentage of total revenues) from continuing operations in the quarter and six months ended June 30, 2005 improved to 62% and 63%, respectively, as compared to 68% in the same three and six month periods of 2004, due primarily to the increases we generated in net interest income.

We anticipate that noninterest expense also will be higher during the second half of this year, as compared to the second half of 2004, due primarily to the expansion of our banking franchise resulting from the growth of our Long Beach Financial Center and the opening of our Ontario Financial Center.

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PMBC

July 24, 2005

Discontinued Operations

Our discontinued operations consist of our wholesale mortgage lending business. As previously announced, in the second quarter of this year we decided to discontinue that business. The losses from discontinued operations in the three and six month periods ended June 30, 2005 were primarily attributable to a reduction in mortgage loan originations resulting from, and severance and other expenses incurred in connection with, the winding down of those operations.

“We are on target to complete our exit from the wholesale mortgage banking business by the end of the third quarter of this year,” said Nancy Gray, CFO. “This will allow us to deploy our capital and resources to continue the growth of our successful commercial banking franchise”.

Balance Sheet Growth and Asset Quality

Core loans (net of the allowance for loan losses) increased by $123 million, or 27%, to $578 million at June 30, 2005 from $455 million at June 30, 2004. The increase in core loans contributed to a 16% increase in total assets to $923 million at June 30, 2005, from $797 million one year earlier. Deposits also increased, growing by $50 million, or 9%, to $585 million at June 30, 2005, from $535 million at June 30, 2004. Contributing to that increase was a $38 million, or 21%, increase in noninterest bearing deposits to $217 million at June 30, 2005 from $179 million at June 30, 2004. By comparison, higher-cost time deposits increased by only 2% to $208 million at June 30, 2005 from $204 million at June 30, 2004. As a result, at June 30, 2005 noninterest bearing deposits and time deposits represented 37% and 36%, respectively, of total deposits, as compared to 33% and 38%, respectively, at June 30, 2004. This change in the mix of deposits was one of the factors that contributed to the increases in net interest income and the improvements in our net interest margin in the quarter and six months ended June 30, 2005.

Loans classified as non-performing, 90 days past due, or impaired, totaled $979,000 at June 30, 2005 as compared to $1.5 million at June 30, 2004. We had no restructured loans at June 30, 2005 or 2004. The allowance for loan losses totaled $4.4 million, or 0.75% of core loans outstanding, at June 30, 2005 as compared to $4.0 million and 0.87%, respectively, at June 30, 2004. As a result of the improvement in the quality of our loan portfolio, we were able to reduce the provisions that we made for possible loan losses to $230,000 and $350,000, respectively, in the three and six months ended June 30, 2005, as compared to $258,000 and $873,000, respectively, in the same corresponding three and six month periods of 2004.

Commercial Banking

“Pacific Mercantile Bank now has over $923 million in total assets and we believe we are positioned to further increase our $578 million portfolio of net core loans by the addition of seasoned commercial loan and business development officers and our continued expansion into new market segments,” stated Mr. Dellerba. “Our present financial center locations provide us with entrees into a wider Southern California client base, whose need for commercial loans, we believe, can readily be satisfied by our strong capital and liquidity.”

Internet Banking

We continue to focus on expanding the functionality of our Internet banking system and the updating of website to provide our customers convenient high tech banking services combined with strong, professional assistance. Our Internet Bank offers a convenient delivery channel for our banking products through our website at www.pmbank.com.

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PMBC

July 24, 2005

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999, and of PMB Securities Corp., which commenced operations in September 2002.

The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates four Orange County financial centers located in Newport Beach, Costa Mesa, La Habra and San Clemente, two Los Angeles County financial centers located in Beverly Hills and in Long Beach, one San Diego County financial center in La Jolla and a newly opened financial center in the Inland Empire, off Interstate 10 in Ontario, California. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

PMB Securities Corp, an SEC registered securities broker-dealer and member of the National Association of Securities Dealers, Inc. (NASD), is engaged in the retail securities brokerage business. Brokerage accounts are cleared through National Financial Services LLC and are SIPC insured. PMB Securities Corp is located at 450 Newport Center Drive, Suite 110, Newport Beach, next to the Bank’s original location. “This year brings the addition of an internal registered investment advisory team to manage assets for our clientele,” stated Gary D. Cohee, its President and CEO.

Forward-Looking Statements

Statements in the news release that are not historical facts or which refer to the Company’s expectations or beliefs about trends in its business or about its future financial performance constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements contained in this news release are based on current information and our business is subject to a number of risks and uncertainties that could cause our actual results in the future to differ significantly from those expected at this time. These risks and uncertainties relate to such matters as, but are not limited to:

•	Possible increases in competition from other financial institutions, which could prevent us from increasing our loan volume or require us to reduce the interest rates we are able to charge on the loans we make or to increase the interest rates we must offer in order to attract or retain deposits, any of which could cause our net interest income and our earnings to decline.

•	Adverse changes in local or national economic conditions, which could lead to a decline in loan volume or an increase in loan delinquencies that would result in declines in our net interest income and in our net income.

•	Adverse changes in Federal Reserve Board monetary policies, which could result in reductions in net interest margins, or in loan demand, and, therefore, could adversely affect our operating results.

•	The risk of a significant decline in real property values in Southern California, which could result in a deterioration in the performance of our commercial loan portfolio, because a substantial portion of our commercial loans are secured by real property. As a result, this could require us to increase the provisions we must make for potential loan losses and lead to increases in loan write-offs, which would reduce our earnings and could adversely affect our financial condition.

•	The possible adverse impact on our operating results if we are unable to manage our growth or achieve profitability at new financial center locations, or if we are unable to successfully enter new markets or introduce new financial products or services.

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PMBC

July 24, 2005

•	The risk that natural disasters, such as earthquakes or fires, which are not uncommon in Southern California could adversely affect our operating results.

•	Our dependence on certain key officers for our future success, the loss of any of which could adversely affect our operating results.

•	Increased government regulation which could increase the costs of our operations.

•	The risk that our decision to concentrate our capital and other resources on our commercial banking business by, among other things, exiting the wholesale mortgage banking business, will not turn out to be successful, in terms of the objectives underlying that decision, including growing our commercial banking business and increasing the efficiency of our operations.

Certain of these, as well as other, risk factors and uncertainties are discussed in greater detail in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission.

Readers of this news release are urged to read the discussion of those risks and uncertainties that are contained in that Annual Report and are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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PMBC

July 24, 2005

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Six Months Ended June 30,			Three Months Ended June 30,
	2005	2004	Percent Change	2005	2004	Percent Change
Total interest income	$20,455	$15,428	32.6%	$10,714	$7,774	37.8%
Total interest expense	7,268	5,538	31.2%	3,843	2,834	35.6%

Net interest income	13,187	9,890	33.3%	6,871	4,940	39.1%
Provision for loan losses	350	873	(59.9)%	230	258	(10.9)%

Net interest income after provision for loan losses	12,837	9,017	42.4%	6,641	4,682	41.8%
Noninterest income
Service charges & fees	338	340	(0.6)%	174	155	12.3%
Net gains on sales of securities	0	369	N/M	0	50	N/M
Other noninterest income	572	366	56.3%	343	183	87.4%

Total noninterest income	910	1,075	(15.3)%	517	388	33.2%
Noninterest expense
Salaries & employee benefits	4,662	3,672	27.0%	2,374	1,751	35.6%
Occupancy and equipment	1,978	1,703	16.1%	1,069	854	25.2%
Other noninterest expense	2,181	2,062	5.8%	1,155	1,030	12.1%

Total noninterest expense	8,821	7,437	18.6%	4,598	3,635	26.5%

Income before income taxes	4,926	2,655	85.5%	2,560	1,435	78.4%
Income tax expense	2,032	1,089	86.6%	1,051	607	73.1%

Income from continuing operations net of taxes	2,894	1,566	84.8%	1,509	828	82.2%

Income (loss) from discontinued operations, net of taxes	(290)	158	(283.5)%	(133)	112	(218.8)%

Net Income	$2,604	$1,724	51.0%	$1,376	$940	46.4%

Net income(loss) per basic share:
Income from continuing operations	$0.29	$0.15		$0.15	$0.08
Income (loss)from discontinued operations	$(0.03)	$0.02		$(0.01)	$0.01
Net Income	$0.26	$0.17		$0.14	$0.09

Net income(loss) per diluted share:
Income from continuing operations	$0.27	$0.14		$0.14	$0.08
Income (loss) from discontinued operations	$(0.03)	$0.02		$(0.01)	$0.01
Net Income	$0.24	$0.16		$0.13	$0.09

Weighted average shares outstanding (in thousands)
Basic	10,136	10,081		10,163	10,082
Diluted	10,549	10,513		10,529	10,515

Ratios from continuing operations (1)
ROA	0.67%	0.41%		0.68%	0.42%
ROE	7.66%	4.40%		7.87%	4.65%
Efficiency ratio	62.57%	67.82%		62.24%	68.22%

Net interest margin (1)	3.31%	2.90%		3.35%	2.81%

(1)	Ratios and net interest margin for the three and six month periods ended June 30, 2005 and 2004 have been annualized.

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PMBC

July 24, 2005

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	June 30,		Percent Increase/(Decrease)
	2005	2004
ASSETS
Cash and due from banks	$45,963	$32,657	40.7%
Fed funds sold	8,700	22,100	(60.6)%
Interest bearing deposits	560	608	(7.9)%
Investments	246,743	247,430	(0.3)%
Loans (net of allowance of $4,350 and $3,994, respectively)	578,050	454,937	27.1%
Loans held for sale	27,771	23,736	17.0%
Investment in unconsolidated trust subsidiaries	837	527	58.8%
Other assets	13,921	15,097	(7.8)%

Total Assets	$922,545	$797,092	15.7%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$216,668	$179,436	20.7%
Interest bearing deposits
Interest checking	23,290	19,623	18.7%
Savings/money market	136,831	132,277	3.4%
Certificates of deposit	207,963	203,693	2.1%

Total interest bearing deposits	368,084	355,593	3.5%

Total deposits	584,752	535,029	9.3%
Other borrowings	226,262	170,931	32.4%
Other liabilities	6,082	3,255	86.9%
Junior subordinated debentures	27,837	17,527	58.8%

Total liabilities	844,933	726,742	16.3%
Shareholders’ equity	77,612	70,350	10.3%

Total Liabilities and Shareholders’ Equity	$922,545	$797,092	15.7%

Tangible book value per share(1)	$7.78	$7.27	7.0%

Shares outstanding	10,165,589	10,082,248

(1)	Excludes accumulated other comprehensive income/loss included in shareholders’ equity.

Average Balances (dollars in thousands)

	Year Ended June 30,
	2005	2004
Average gross loans (*)	$529,572	$397,588
Average loans held for sale	$35,911	$21,336
Average earning assets	$834,903	$719,979
Average assets	$875,683	$756,871
Average equity	$76,151	$71,386
Average interest bearing deposits	$364,401	$344,616

(*)	Excludes loans held for sale and allowance for loan loss (ALL).

Credit Quality Data (dollars in thousands)

	At June 30,
	2005	2004
Total non-performing assets	$979	$1,529
Net charge-offs year-to-date	$33	$822
Allowance for loan losses	$4,350	$3,994
Allowance for loan losses /gross loans (excl. loans held for sale)	0.75%	0.87%
Allowance for loan losses /total assets	0.47%	0.50%

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